Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

October 11, 2021

Inception Growth Acquisition Limited

875 Washington Street

New York, NY 10014

Re:	Inception Growth Acquisition Limited

Ladies and Gentlemen:

We have acted as counsel to Inception Growth Acquisition Limited, a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) 9,000,000 units (the “Units”), with each Unit consisting of one share (each a “Share”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), one-half of one redeemable warrant (collectively, the “Public Warrants”), each whole warrant entitling its holder to purchase one share of Common Stock (collectively, the “Public Warrant Shares”), and one right to receive one-tenth of one share of Common Stock (collectively, the “Rights”) (ii) up to 1,350,000 Units for which the underwriters have been granted an over-allotment option, (iii) 50,000 shares of Common Stock (the “Representative Common Stock”) which the Company has agreed to issue to EF Hutton, division of Benchmark Investments, LLC, the representative of the underwriters, or its designees, pursuant to the Registration Statement, (iv) all shares of Common Stock, Warrants and Rights issued as part of the Units and Over-Allotment Units, and (v) all Common Stock issuable upon conversion of the Rights included in the Units and Over-Allotment Units.

The Public Warrants will be issued and sold pursuant to the terms of the Warrant Agreement, filed as an exhibit to the Registration Statement (the “Warrant Agreement”). The Rights will be issued and sold pursuant to the terms of the Rights Agreement, filed as an exhibit to the Registration Statement (the “Rights Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Certificate of Incorporation (as amended) and Bylaws, the Warrant Agreement, the Rights Agreement and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Inception Growth Acquisition Limited October 11, 2021 Page 2

Based upon the foregoing, we are of the opinion that (i) the Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, (ii) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Public Warrants have been duly authorized by the Company and, provided that the Public Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Public Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (iv) the Public Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor, upon exercise of the Public Warrants in accordance with the terms therein and the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable, (v) the Rights have been duly authorized by the Company and, provided that the Rights have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Rights, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (vi) the shares of Common Stock underlying the Rights, when duly issued, delivered, sold and paid for upon exercise of the Rights as contemplated by the Rights, the Registration Statement and the Rights Agreement, will be fully paid and non-assessable, and (vii) the Representative Common Stock have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP